Exhibit 10.24

SUBLEASE

1.	PARTIES.

This Sublease (this “Sublease”), dated May 24, 2021, is made by and between Wireless Advocates LLC, a Washington limited liability company (“Sublandlord”), and Chinook Therapeutics, Inc., a Delaware corporation (“Subtenant”).

2.	MASTER LEASE.

400 Fairview Avenue LLC, a Delaware limited liability company, as successor-in-interest to 400 Fairview LLC, a Delaware limited liability company (“Master Landlord”), as landlord, and Sublandlord, as tenant, entered into that certain Office Lease dated May 13, 2015, as amended by that certain First Amendment to Lease dated July 27, 2015; that certain Second Amendment to Lease dated February 2, 2016; and that certain Third Amendment to Lease dated May 8, 2020 (collectively, the “Master Lease”), pursuant to which Master Landlord leased to Sublandlord approximately 52,371.48 rentable square feet of space (the “Office Space”), which is comprised of the entire 9th and 10th floors of the building located at 400 Fairview Avenue, Seattle, Washington 98109 (the “Building”) and legally described in the Master Lease, and (ii) approximately 520.83 rentable square feet of space (the “Storage Space”), which is comprised of 3 separate areas on the P2, P3 and P4 levels of the Building’s parking garage.  The Office Space and the Storage Space are together referred to herein as the “Master Premises.”  A copy of the Master Lease is attached hereto as Exhibit A.  Capitalized terms used but not otherwise defined in this Sublease shall have the meanings assigned to such terms in the Master Lease.

3.	SUBLEASE PREMISES.

Sublandlord hereby subleases to Subtenant, on the terms and conditions set forth in this Sublease, the entire 9th floor of the Master Premises, except as set forth in Section 15 regarding Sublandlord’s retained Server space, which floor consists of approximately 25,903 rentable square feet of space (the “Sublease Premises”).  For purposes of this Sublease, “Subtenant’s Share” of the Master Premises shall be 49.46%.  The Sublease Premises is depicted on Exhibit B attached hereto.

4.	WARRANTY BY SUBLANDLORD.

Sublandlord warrants and represents to Subtenant that the Master Lease has not been amended or modified except as expressly set forth herein, that Sublandlord is not now, and as of the Commencement Date shall not be, in default or breach of any of the provisions of the Master Lease, and that Sublandlord has no knowledge of any claim by Master Landlord that Sublandlord is in default or breach of any of the provisions of the Master Lease.

5.	TERM.

The term of this Sublease (the “Term”) shall commence on July 1, 2021 (the “Commencement Date”), or 3 business days following the date upon which Master Landlord consents in writing to this Sublease, whichever shall last occur.  The Term shall expire on April 30, 2026 (the “Expiration Date”), unless otherwise sooner terminated in accordance with the provisions of this Sublease. In the event that the Term commences on a date other than the Commencement Date, Sublandlord and Subtenant shall execute a memorandum setting forth the actual date of commencement of the Term. Possession of the Sublease Premises (“Possession”) shall be delivered to Subtenant on the Commencement Date.  If, for any reason, Sublandlord does not deliver Possession to Subtenant on the Commencement Date, (i) Sublandlord shall not be subject to any liability for such failure, (ii) the Expiration Date shall not be extended by the delay, and (iii) the validity of this Sublease shall not be impaired, but Base Rent shall abate per diem until delivery of Possession. Notwithstanding the foregoing, if Sublandlord has not delivered Possession to Subtenant within 30 days after the Commencement Date, then, at any time thereafter and before delivery of Possession, Subtenant may give written notice to Sublandlord of Subtenant’s intention to cancel this Sublease. Said notice shall set forth an effective date for such cancellation which shall be not less than 10 days after delivery of said notice to Sublandlord.  If Sublandlord fails to deliver Possession to Subtenant on or before such effective date, then (i) this Sublease shall be cancelled on such effective date, (ii) all consideration previously paid by Subtenant to Sublandlord on account of this Sublease shall promptly be refunded to Subtenant, (iii) this Sublease shall thereafter be of no further force or effect, and (iv) Sublandlord shall have no further liability to Subtenant on account of such delay or cancellation. If Sublandlord permits Subtenant to take possession prior to the Commencement Date (“Early Possession”), such Early Possession shall not advance the Expiration Date and shall be subject to the provisions of this Sublease other than the obligation to pay Base Rent.

6.	RENT.

Subtenant shall pay to Sublandlord, without deduction, setoff, notice or demand (except as otherwise set forth herein), at Sublandlord’s address designated below or at such other place as Sublandlord shall designate from time to time by written notice to Subtenant, the sum of $55,625.00 per month for months 1 through 4 (July 1, 2021 through and including October 31, 2021); $74,166.67 per month for months 5 through 8 (November 1, 2021 through and including February 28, 2022); and $96,056.96 per month for months 9 through 12 (March 1, 2022 through and including June 30, 2022), in advance on the first day of each month of the Term (the “Base Rent”). Beginning on July 1, 2022, and on the 1st day of July of every year thereafter for the duration of the Term, the Base Rent shall increase by 3% on an annual basis.  If the Term commences or expires on a day other than the first or last day of a month, the Base Rent for the partial months shall be prorated on a per diem basis. Except as set forth below, the Base Rent as described above shall constitute the total amount due from Subtenant to Sublandlord under this Sublease. Sublandlord is and shall remain responsible for all amounts owing under the Master Lease, including, without limitation, Base Rent and all “Additional Rent” as that term is defined in the Master Lease.

If the Base Rent or any other amounts due under this Lease (collectively, the “Additional Rent”) are not received by Sublandlord when due, Subtenant shall pay to Sublandlord an amount equal to the sum which would be payable by Sublandlord to Master Landlord for an equivalent default under the Master Lease or 5% of the delinquent amount for the cost of collecting and handling such late payment in addition to the amount due and as Additional Rent, whichever is greater.  All delinquent sums not paid by Subtenant within five (5) days of when due shall incur interest at the rate the Subtenant would pay the Master Landlord under the Master Lease or an equivalent default at the highest rate of interest allowable by law, whichever is less.  Interest on all delinquent amounts shall be calculated from the original due date to the date of payment.

Sublandlord’s acceptance of less than the full amount of any payment due from Subtenant shall not be deemed an accord and satisfaction or compromise of such payment unless Sublandlord specifically consents in writing to payment of such lesser sum as an accord and satisfaction or compromise of the amount which Subtenant claims.  Any portion that remains to be paid by Subtenant shall be subject to the late charges and default interest provisions of this Section.

For purposes of this Sublease, the “Base Year” shall be calendar year 2021.  Beginning January 1, 2022, Subtenant shall pay to Sublandlord, as additional rent, monthly and in advance on the first day of each month during the Term thereafter, an amount equal to 1/12th of Subtenant’s Share of the actual increase in Operating Costs for each calendar year during the Term over the Operating Costs for the Base Year, as reasonably estimated by Sublandlord.  If Subtenant’s portion of said estimate of Operating Costs shows an increase for subsequent calendar years over the Base Year, Subtenant shall pay to Sublandlord, as additional rent, such estimated increase in monthly installments of 1/12th beginning on January 1 of the forthcoming calendar year, and 1/12th on the first day of each succeeding calendar month.  As soon as practical, but not more than 30 days following the receipt of an accounting from the Master Landlord for each calendar year, Sublandlord shall provide to Subtenant, a written accounting of actual Operating Costs incurred during the prior calendar year, and such accounting shall reflect Subtenant’s Share of Operating Costs.  If the additional rent paid by Subtenant under this Section 6 during the preceding calendar year was less than the actual amount of Subtenant’s Share of Operating Costs, Sublandlord shall so notify Subtenant and Subtenant shall pay such amount to Sublandlord within 30 days of receipt of such notice.  Such amount shall be deemed to have accrued during the prior calendar year and shall be due and payable from Subtenant even though the Term of this Sublease has expired or this Sublease has been terminated prior to Subtenant’s receipt of this notice.  If Subtenant’s payments were greater than the actual amount, then such overpayment shall be credited (or refunded, as applicable) by Sublandlord to all present additional rent due under this Section 6.  For purposes of this Sublease, the Base Rent and any additional rent that may be due under this Section 6 may collectively be referred to as the “Rent.”

7.	ADDITIONAL PROVISIONS.
(a)

Parking. Subtenant shall have the right, but no obligation, to lease up to 33 unreserved and 1 reserved stall during the Term at the Building garage operator’s parking rate. If Sublandlord receives any discounts for parking, such discounts shall be passed on to Subtenant.  Beginning September 1, 2021, and for such period of time during the Term that the Master Lease is structured as “must take” parking, Subtenant shall commit to lease 1/2 of the parking allotment above (16 stalls) at the Building garage operator’s parking rate (less any discounts received by Sublandlord under the Master Lease).

(b)

Condition of Sublease Premises. Subtenant accepts the Sublease Premises in its current, “as-is” condition.  Sublandlord shall have no obligation to furnish or supply any work, services, furniture, fixtures, equipment, or decorations, except as set forth below and Sublandlord shall deliver the Subleased Premises in broom clean condition. Subtenant acknowledges that neither Sublandlord nor Sublandlord’s agents have made any representation or warranty as to the condition of the Sublease Premises or the suitability of the Sublease Premises for the conduct of Subtenant’s business.  At no additional charge to Subtenant, all furniture, equipment and fixtures currently located in the Sublease Premises shall remain for Subtenant’s use during the Term, including, without limitation, existing data cabling, patch panels, white boards, server racks, filing cabinets and kitchen equipment (the “Existing Furniture”); provided, however, that Subtenant may (at its option and cost and with no liability to Sublandlord) dispose of any Existing Furniture that Subtenant does not desire to use during the Term after notifying Sublandlord and providing Sublandlord the opportunity to remove any unwanted items within 10 business days following such notification. Notwithstanding the above, Sublandlord shall have the right, prior to the Commencement Date, to remove up to 28 workstations, 4 lobby chairs and 2 lunch tables from the Sublease Premises.

(c)

Alterations. Subtenant intends to make certain alterations, additions, improvements, modifications and decorations to the Sublease Premises (including, but not limited to, the construction of a large conference room, 3-4 private offices, paint, carpet, and modifications to the current mechanical and electrical systems required to make such improvements) (the “Planned Alterations”) at Subtenant’s sole cost and expense. Sublandlord hereby approves of the Planned Alterations as described in Exhibit C attached hereto, provided, however, that Master Landlord also approves of such Planned Alterations. Subtenant shall be responsible for preparation of working drawings prepared with respect to the Planned Alterations for review and approval by Subtenant and Master Landlord.  Subtenant shall also obtain Master Landlord’s approval for Planned Alterations at Subtenant’s sole cost and expense.  If Sublandlord incurs any expense in attempting to obtain Master Landlord’s approval for the Planned Alterations or any other matter in which Master Landlord’s consent is required on Subtenant’s behalf, Subtenant shall promptly reimburse Sublandlord for such expense. Unless otherwise agreed in writing by Sublandlord and Subtenant, all such Planned Alterations that are a part of, or that are permanently affixed to, the Sublease Premises shall be installed at the sole cost and expense of Subtenant and shall become the property of Sublandlord and shall remain upon and be surrendered with the Sublease Premises at the end of the Term.  Notwithstanding the foregoing sentence, if Master Landlord requires the removal of the Planned Alterations at the end of the Term, Subtenant shall be solely responsible for their removal and shall, at its sole cost and expense, repair any damage caused to the Sublease Premises by the removal of the Planned Alterations.

(d)

Prepaid Rent.  Upon execution of the Sublease, Subtenant shall deliver to Sublandlord the sum of $55,625.00 (or such other amount as prorated for less than a full first month) as prepaid rent to be applied to Rent due for month 1 of the Sublease Term; provided, however that if the Sublease becomes of null effect pursuant to Section 23 herein, such prepaid rent will be returned to Subtenant within five (5) business days.

(e)	Letter of Credit.
1.

Form of Letter of Credit.  Within five (5) business days after Master Landlord’s consent to this Sublease, Subtenant shall deliver to Sublandlord, as security for the faithful performance of all Subtenant’s obligations under this Sublease, an irrevocable standby letter of credit (the “Letter of Credit”) in the amount of $324,435.08 for the account of Subtenant and for the benefit of Sublandlord and issued by a bank reasonably acceptable to Sublandlord (the “Issuer”). Provided however, if Subtenant has a cash, or cash equivalent balance exceeding $125,000,000.00 for the fiscal quarter preceding month 36 of the sublease term, the Letter of Credit amount shall be reduced to $216,290.05 at month 36 for the remainder of the Term.  Subtenant will provide a copy of such Letter of Credit. Subtenant shall maintain the Letter of Credit in effect until thirty (30) days after the later of (x) the expiration of the Sublease Term or earlier termination of this Sublease, or (y) vacation of the Sublease Premises by Subtenant.  If the Letter of Credit shall expire prior to said date, Subtenant shall renew the Letter of Credit prior to its expiration or arrange for issuance of a new Letter of Credit in accordance with the terms hereof.  If Subtenant fails to give Sublandlord evidence of renewal of the Letter of Credit or issuance of a new Letter of Credit at least ten (10) days prior to the expiration of the Letter of Credit then in effect, Sublandlord shall be entitled to draw down the full amount of the Letter of Credit and the amount so drawn (“Draw Proceeds”), although not a cash security deposit, shall be held and maintained by Sublandlord and may be applied in the same manner as set forth in Section 4.6.5 below with respect to a Security Deposit.

2.

Draws on the Letter of Credit.  Sublandlord shall be entitled to draw upon a portion or the entire amount of the Letter of Credit from time to time, with notice to Subtenant and without prejudice to any other remedy Sublandlord may have, for any of the following reasons:  (x) upon or following the occurrence of a Sublease event of default, (A) to pay any amounts payable by Subtenant to Sublandlord hereunder, and (B) to compensate Sublandlord for any expense, loss or damage actually incurred or suffered by Sublandlord in connection with the default; or (y) if Subtenant fails to give Sublandlord evidence of renewal of the Letter of Credit or issuance of a new Letter of Credit at least ten (10) days prior to the expiration of the Letter of Credit then in effect as provided above; or (z) upon the expiration or earlier termination of this Sublease, to pay any amount then due and payable by Subtenant to Sublandlord. If the entire Draw Proceeds are not used or applied by Sublandlord, the balance of the Draw Proceeds, although not a cash security deposit, shall be held and maintained by Sublandlord and may be applied in the manner set forth in Section 7(e)5 below with respect to a Security Deposit.

3.

Restoration of Letter of Credit.  If Sublandlord draws upon the Letter of Credit as provided above, Subtenant shall, in each instance, within ten (10) days after its receipt of written demand therefore, either (x) deposit cash with Sublandlord in an amount that, when added to the amount remaining under the Letter of Credit and the amount of any Security Deposit (as defined in Section 7(e)5 below), shall equal the Letter of Credit amount required under this Section 7(e)3, or (y) deliver written documentation issued by Issuer confirming that the Letter of Credit has been reinstated to the amount required under this Section 7(e).  If Subtenant so reinstates the Letter of Credit, Sublandlord shall promptly return to Subtenant any unused Draw Proceeds.

4.

Transfer.  Sublandlord may transfer the Letter of Credit to any successor in interest of Sublandlord’s interest under the Master Lease or this Sublease, but no such transfer shall release Sublandlord of its liability with respect to the return of the Letter of Credit or refund of unused Draw Proceeds as required by this Sublease. In connection with any such transfer of the Letter of Credit by Sublandlord, Subtenant shall execute and submit to the bank such applications, documents and instruments as may be necessary to effectuate such transfer.  Sublandlord shall be responsible for paying the bank’s transfer and processing fees in connection with any transfer, provided that Subtenant shall have the right (in its sole discretion), but not the obligation, to pay such fees on behalf of Sublandlord, in which case Sublandlord shall reimburse Subtenant within ten (10) business days after Sublandlord’s receipt of an invoice from Subtenant therefor.

5.

Security Deposit.  In the event Sublandlord holds any cash security deposit (the “Security Deposit”) from time to time during the Sublease Term, as security for the faithful performance by Subtenant of all the terms, covenants, and conditions of this Sublease to be kept and performed by Subtenant during the Sublease Term and if Subtenant fails to pay sums due hereunder, or otherwise is in breach with respect to any provisions of this Sublease, Sublandlord may use, apply or retain all or any portion of the Security Deposit for the payment of any past due sum or for the payment of any other sum to which Sublandlord may become obligated by reason of Subtenant’s breach, or to compensate Sublandlord for any loss or damage which Sublandlord may suffer thereby.  If Sublandlord so uses or applies all or any portion of the Security Deposit, Subtenant shall within ten (10) days after demand therefor deposit cash with Sublandlord in an amount sufficient to restore the Security Deposit to the full amount thereof and Subtenant’s failure to do so shall be a material breach of this Sublease.  If Subtenant performs all of Subtenant’s obligations hereunder, the Security Deposit, or so much thereof as has not theretofore been applied by Sublandlord, shall be returned, without interest, to Subtenant (or, at Sublandlord’s option, to the last assignee, if any, of Subtenant’s interest hereunder) within thirty (30) days following the later to occur of (a) the expiration of the Term, and (b) Subtenant’s vacation from the Sublease Premises and completion of all removal, repair and restoration obligations.  No trust relationship is created herein between Sublandlord and Subtenant with respect to the Security Deposit.  Sublandlord and Subtenant agree that Sublandlord may, in addition, claim those sums reasonably necessary to compensate Sublandlord for any other foreseeable or unforeseeable loss or damage caused by the act or omission of Subtenant or Subtenant’s officers, agents, employees, independent contractors, or invitees.

8.	SURRENDER OF SUBLEASE PREMISES.

At the expiration or sooner termination of this Sublease, Subtenant, without notice to Sublandlord, shall peacefully quit and surrender the Sublease Premises in the same condition in which it was received, excepting ordinary wear and tear, damage by fire or other casualty (including foreign or domestic terrorism), insured losses, damage caused by Sublandlord or Sublandlord’s agents, contractors or employees, and repairs or maintenance for which Subtenant is not responsible under the Sublease. Notwithstanding anything to the contrary contained herein or in the Master Lease, Subtenant shall have no obligation to remove any Existing Furniture (and any such obligation shall belong solely to Sublandlord); provided, however, Subtenant shall be responsible for removal of any personal property that is not part of or related to the Planned Alterations and/or Existing Furniture.

9.	USE OF SUBLEASE PREMISES.

The Sublease Premises shall be used and occupied for general office purposes only and for no other use or purpose without the prior written consent of Sublandlord and Master Landlord, which consent shall not be unreasonably withheld, conditioned or delayed.

10.	ASSIGNMENT AND SUBLETTING.

Subtenant shall not assign the Sublease or further sublet all or any part of the Sublease Premises without the prior written consent of Sublandlord (and the consent of Master Landlord, if such consent is required under the terms of the Master Lease), which consent shall not be unreasonably withheld, conditioned or delayed.

11.	CONDEMNATION.

If all of the Sublease Premises is condemned by eminent domain, inversely condemned or sold in lieu of condemnation, for any public or a quasi-public use or purpose (a “Condemnation”), this Sublease shall terminate and Subtenant shall not have any obligation hereunder, including the payment of Rent, subsequent to such date of termination. If there is a Condemnation of any material part of the Sublease Premises, Subtenant may terminate this Sublease by providing written notice of termination to the Sublandlord within

30 days after Subtenant first receives notice of the Condemnation. If Subtenant does not terminate the Sublease pursuant to the preceding sentence and the Sublease is not terminated under the terms of the Master Lease, the Rent shall be appropriately adjusted to account for any reduction in the square footage of the Sublease Premises. Any termination pursuant to this Section 11 shall be effective as of the effective date of any order granting possession to, or vesting legal title in, the condemning authority or party.

12.	SUBTENANT DEFAULTS.

If Subtenant fails (i) to pay any sum payable under the Sublease when due, and such failure shall continue for a period of 5 business days after its due date, or (ii) to perform or comply with any non-monetary term, covenant or condition under this Sublease within 15 days after written notice from Sublandlord to Subtenant describing the failure to perform or comply, then Sublandlord may make such payment or perform such other obligation of Subtenant in such manner and to such extent as Sublandlord shall deem necessary, and in exercising this right Sublandlord may pay any incidental costs and expenses, employ attorneys and other professionals, and incur and pay attorneys’ fees and other costs reasonably required in connection therewith (collectively, “Remedy Costs”). Subtenant shall pay to Sublandlord upon demand all Remedy Costs paid by Sublandlord in exercising its rights pursuant to this Section 12, together with interest thereon at the lesser of 12% or the highest amount permitted by law. Notwithstanding the foregoing, where any Subtenant failure under subpart (ii) above cannot reasonably be cured within such 15-day period, Subtenant shall not be in default if Subtenant commences to cure the failure within the 15-day period and thereafter diligently prosecutes such cure to completion, which completion shall occur not later than the time permitted for such cure under the Master Lease.

13.	SUBLANDLORD DEFAULTS.

If Sublandlord receives any notice from Master Landlord regarding a default of Sublandlord under the Master Lease, Sublandlord shall immediately provide Subtenant written notice of the same, including a copy of the notice from Master Landlord. If such default under the Master Lease concerns any obligation of Sublandlord to pay monies under the Master Lease, Subtenant shall have the right, but not the obligation, upon written notice to Sublandlord, and without waiving or releasing Sublandlord from any obligations of Sublandlord hereunder, to make such payment directly to Master Landlord if Sublandlord does not pay the same within 30 days after Sublandlord receives written demand therefor from Master Landlord. Sublandlord shall pay to Subtenant upon demand all sums so paid by Subtenant pursuant to this Section 13.  Subtenant shall have the right to apply any amounts owing to Subtenant pursuant to the foregoing sentence against Subtenant’s obligation to pay Rent hereunder.

14.	INDEMNIFICATION.

Each of Sublandlord and Subtenant, as applicable, shall defend, indemnify and hold harmless the other party, its affiliates and their respective members, officers, directors, shareholders, Personnel (defined below), successors and assigns from and against any loss, damage, settlement, cost, expense and any other liability (including but not limited to reasonable attorneys’ fees incurred and/or those necessary to successfully establish the right to indemnification) arising out of or relating to (i) any damage to tangible property, to the extent caused by the gross negligence or willful misconduct of, or breach of this Sublease by, the indemnifying party or its agents, contractors or employees (“Personnel”), or (ii) the indemnifying party’s failure to comply with any applicable law, rule, regulation or this Sublease.

15.	SERVER ROOM.

Sublandlord shall retain exclusive possession and use of the existing MDF server room in the Sublease Premises. Sublandlord shall remove all existing equipment from the IDF closet in the Sublease Premises and Subtenant shall have the exclusive use of the existing IDF closet on the 9th floor for Subtenant’s server equipment and racks during the Term. Sublandlord shall retain secured access to the existing server room on the 9th floor as well as entrance to the 9th floor.  Sublandlord will limit the number of personnel who maintain this access to no more than five (5) persons.  Sublandlord shall prior to or upon the Commencement Date provide notice to Subtenant of the identification of those five (5) persons and provide forty-eight hours (48) advance notice of a change in such authorized persons. Sublandlord shall have 24/7 access in the case of an emergency. The parties agree that “emergency access” shall mean access required in response to an urgent and material threat to Sublandlord’s business operations (including a breach of privacy, breach of

security or a customer facing system down).   In the case of non-emergency access, Sublandlord’s IT representative shall provide not less than 48 non-business hours advance written or verbal notice to Subtenant’s IT representative for access to the MDF server room and shall avoid planned repairs and maintenance during normal business hours in order to avoid disruption to Subtenant’s business.

16.	OTHER PROVISIONS OF SUBLEASE.

All applicable terms and conditions of the Master Lease are incorporated into and made a part of this Sublease as if Sublandlord were the Master Landlord hereunder. Subtenant assumes and agrees to perform the Sublandlord’s obligations under the Master Lease during the Term to the extent that such obligations are applicable to the Sublease Premises, including, but not limited to, procuring and maintaining the insurance policies required under the Master Lease, except that the obligation to pay rent to Master Landlord under the Master Lease shall be considered performed by Subtenant to the extent Rent is paid to Sublandlord in accordance with Section 6 of this Sublease. Subtenant shall not commit or suffer any act or omission that would violate any of the provisions of the Master Lease.  Sublandlord shall exercise due diligence in attempting to cause Master Landlord to perform its obligations under the Master Lease for the benefit of Subtenant but shall not be required to expend any cost or expense to do so without reimbursement. If the Master Lease terminates, this Sublease shall terminate and the parties shall be relieved of any further liability or obligation under this Sublease, provided however that if the Master Lease terminates as a result of a default or breach by Sublandlord or Subtenant under this Sublease and/or the Master Lease, then the defaulting party shall be liable to the non-defaulting party for the damage suffered as a result of such termination. Notwithstanding the foregoing, if the Master Lease gives Sublandlord any right to terminate the Master Lease in the event of the partial or total damage, destruction, or condemnation of the Master Premises or the Building or project of which the Master Premises are a part, the exercise of such right by Sublandlord shall not constitute a default or breach hereunder.

17.	BROKER PARTICIPATION.

Sublandlord and Subtenant warrant and represent that they have dealt with no real estate broker in connection with this Sublease other than Newmark Knight Frank (representing Sublandlord) and Kidder Mathews (representing Subtenant), and that no other broker is entitled to any commission on account of this Sublease. Sublandlord shall pay Subtenant’s broker a commission equal to $1.25/sf/year of the Term, 1/2 of which commission shall be payable within 10 business days after the receipt of Master Landlord’s consent, and the balance shall be payable within 10 business days following the Commencement Date. Sublandlord shall pay Sublandlord’s broker pursuant to a separate agreement.

18.	ATTORNEYS’ FEES.

If Sublandlord or Subtenant shall commence an action against the other arising out of or in connection with this Sublease, the prevailing party shall be entitled to recover its actual and reasonable attorneys’ fees and other actual and reasonable costs of suit from the non-prevailing party.

19.	NOTICE.

All notice and demands which may be or are required or permitted to be given by either party to the other hereunder shall be in writing. All notices and demands by either party to the other shall be sent by United States Mail, postage prepaid, addressed to the applicable address identified below, and to such other person or place as the parties may from time to time designate in a notice to the other.

TO SUBLANDLORD:

Wireless Advocates LLC

400 Fairview Ave. N, Suite 1000

Seattle, WA 98109

Attn:  Chief Financial Officer w/a copy to Chief Executive Officer

TO SUBTENANT:

Chinook Therapeutics, Inc.

400 Fairview Ave. N, Suite 900

Seattle, WA 98109

Attention:  General Counsel

20.

QUIET ENJOYMENT. So long as Subtenant pays all of the Rent due hereunder and performs all of Subtenant’s other obligations hereunder, Sublandlord shall do nothing to affect Subtenant’s right to peaceably and quietly have, hold and enjoy the Sublease Premises as against Sublandlord, Master Landlord and/or anyone claiming by, through or under either of them.

21.

Sublessor-Sublessee Relationship.  Nothing contained in this Sublease shall be deemed or construed by the parties to create the relationship of principal and agent, partnership, joint venture, or any association between Sublandlord and Subtenant.  Nothing in this Sublease shall be deemed to create any relationship between the parties other than the relationship of sublessor and sublessee.

22.	ENTIRE AGREEMENT.

This Sublease contains all agreements between the parties with respect to any matter mentioned herein, and no other prior or contemporaneous agreement or understanding shall be effective.

23.	CONSENT BY MASTER LANDLORD.

This Sublease shall be of no force or effect unless consented to by Master Landlord within 10 business days after mutual execution hereof.

IN WITNESS WHEREOF, the parties have caused this instrument to be executed on the day and year first above written.

SUBLANDLORD:

Wireless Advocates LLC,
a Washington limited liability company

By:	/s/ Dan Brettler
Dan Brettler, Chairman and CEO

SUBTENANT:

Chinook Therapeutics, Inc.,
a Delaware corporation

By:	/s/ Eric Dobmeier
Eric Dobmeier, President and CEO